Exhibit 99.1

Regional Health Properties, Inc. Announces Special Meeting Results and Termination of Exchange Offer

ATLANTA, GA, July 25, 2022 — Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHE-PA) (“RHE” or the “Company”), a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care, convened its special meeting (the “Special Meeting”) of the holders of its 10.875% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Stock”) and holders of its common stock, no par value (the “Common Stock”), on July 25, 2022.

The Preferred Series A Charter Amendment Proposal, the Series B Preferred Stock Proposal and the Adjournment Proposal (each as defined and described in the Company’s definitive proxy statement/prospectus filed with the Securities and Exchange Commission on February 28, 2022 (as it may be supplemented or amended from time to time, the “Proxy Statement/Prospectus”)) were approved by the requisite votes of the applicable shareholders of the Company. The Common Charter Amendment Proposal (as defined and described in the Proxy Statement/Prospectus) was not approved by the requisite vote of the holders of Common Stock. The Preferred Series A Charter Amendment Proposal, the Series B Preferred Stock Proposal and the Common Charter Amendment Proposal were not implemented as a result of the failure to obtain the requisite shareholder approval for the Common Charter Amendment Proposal. Therefore, the Company’s Amended and Restated Articles of Incorporation will not be amended to reflect the Series A Charter Amendments or the Series B Charter Amendments (each as defined and described in the Proxy Statement/Prospectus).

As previously announced, the Company commenced an offer to exchange (the “Exchange Offer”) any and all of its outstanding Series A Preferred Stock for newly issued shares of the Company’s 12.5% Series B Cumulative Redeemable Preferred Shares. The Exchange Offer was set to expire at 5:00 p.m., New York City time, on July 25, 2022 (such time and date, the “Expiration Date”). Prior to the Expiration Date, the Company elected to terminate the Exchange Offer, as a result of the failure to obtain the requisite shareholder approval for the Common Charter Amendment Proposal, which was a condition to the closing of the Exchange Offer that could not be waived. No shares of Series A Preferred Stock tendered in the Exchange Offer will be accepted for exchange, and the shares of Series A Preferred Stock previously tendered in the Exchange Offer will be promptly returned to the tendering holders. No consideration will be paid or become payable to holders who have properly tendered their shares of Series A Preferred Stock in the Exchange Offer. No shares of Series B Preferred Stock will be created, designated or issued. In addition, the shares of Series A Preferred Stock will remain outstanding, with no change to the terms and provisions of the Series A Preferred Stock.

About Regional Health Properties

Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHE-PA) is the successor to AdCare Health Systems, Inc., and is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions, and operation of such real estate when required.

The Company currently owns, leases, manages for third parties, and operates, 24 facilities. The Company: (i) leased 10 skilled nursing facilities (“SNFs”) (which the Company owns); (ii) subleased eight SNFs (which the Company leases) to third-party tenants; (iii) operated one SNF, as of January 1, 2021, previously subleased (which the Company leases); (iv) leased two assisted living facilities (which the Company owns) to third-party tenants; and (v) managed, on behalf of third-party owners, two SNFs and one independent living facility.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Company Contact

Brent Morrison

Chief Executive Officer and President

Regional Health Properties, Inc.

Tel (678) 368-4402

brent.morrison@regionalhealthproperties.com

Investor Relations

Brett Maas

Managing Partner

Hayden IR

Tel (646) 536-7331

brett@haydenir.com